                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978

                               THE SHAW GROUP INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021

                             (ZERO COUPON -- SENIOR)

                                       AND

                                  COMMON STOCK,

                                  NO PAR VALUE



                           PROSPECTUS SUPPLEMENT NO. 7
                             DATED OCTOBER 15, 2001
                        TO PROSPECTUS DATED JULY 12, 2001

                               -----------------

         The section titled "Selling Securityholders" on page 31 of the prospectus dated July 12, 2001 is amended in its entirety by this Prospectus Supplement No. 7 to read as follows.

                             SELLING SECURITYHOLDERS

         The LYONs, and any shares of our common stock issued upon conversion of the LYONs, are being offered by the selling securityholders listed in the table below. We issued and sold the LYONs in a private placement to Merrill Lynch. The selling securityholders purchased their LYONs from Merrill Lynch or from subsequent holders in transactions exempt from registration under the Securities Act.

         Only the LYONs and those shares of common stock issued to the selling securityholders upon conversion of their LYONs are being offered by the selling securityholders named in this prospectus. This prospectus will not cover sales of common stock received upon conversion of LYONs purchased from a selling securityholder named in this prospectus.

         No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of May 1, 2001 between The Shaw Group Inc. and Merrill Lynch.

         The following table sets forth, the name of each selling securityholder, the nature of any position, office, or other material relationship which the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of LYONs and shares of our common stock beneficially owned by such securityholder prior to the offering, the amount to be offered for the security holder's account and the amount to be owned by such security holder after completion of the offering.

         We prepared the table based on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of their LYONs, in transactions exempt from the registration requirements of the Securities Act, or some or all of their shares of our common stock, in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling securityholders may also change over time.

                                                                  PRINCIPAL
                                                                    AMOUNT
                                     PRINCIPAL                   AT MATURITY     NUMBER OF                   NUMBER OF
                                      AMOUNT        PRINCIPAL    OF LYONS TO      SHARES       NUMBER OF       SHARES
                                  AT MATURITY OF      AMOUNT       BE OWNED      OF COMMON       SHARES      OF COMMON
                                       LYONS       AT MATURITY      AFTER          STOCK       OF COMMON    STOCK TO BE
                                   BENEFICIALLY      OF LYONS     COMPLETION   BENEFICIALLY   STOCK BEING   OWNED AFTER
                                  OWNED PRIOR TO  BEING OFFERED     OF THE    OWNED PRIOR TO    OFFERED    COMPLETION OF
NAME                               THE OFFERING       HEREBY       OFFERING   THE OFFERING(1)    HEREBY     THE OFFERING
--------------------------------------------------------------------------------------------------------------------------
Alpha U.S. Sub Fund VIII, LLC....    $2,250,000     $2,250,000        -           18,672        18,672           -
Aftra Health Fund................      $190,000       $190,000        -            1,577         1,577           -
Allstate Insurance Company.......    $2,550,000     $2,550,000        -           43,662        21,162         22,500
Allstate Life Insurance Company..    $2,850,000     $2,850,000        -           46,152        23,652         22,500
Amaranth Securities L.L.C........   $15,000,000    $15,000,000        -          139,382       124,482         14,900
Argent Classic Convertible
Arbitrage Fund (Bermuda), Ltd....    $5,000,000     $5,000,000        -           41,494        41,494           -
Arkansas Teachers Retirement.....    $7,407,000     $7,407,000        -           61,469        61,469           -
Banc of America Securities LLC...   $15,000,000    $15,000,000        -          124,482       124,482           -
Bank Austria Cayman Island, Ltd..    $3,500,000     $3,500,000        -           29,046        29,046           -
Baptist Health of South Florida..      $926,000       $926,000        -            7,685         7,685           -
Barclays Capital Securities......   $12,200,000    $12,200,000        -          101,245       101,245           -
Bear, Stearns & Co. Inc..........    $5,000,000     $5,000,000        -           41,494        41,494           -
Black Diamond Offshore LTD.......    $1,019,000     $1,019,000        -            8,456         8,456           -
Boston Museum of Fine Art........       $98,000        $98,000        -              813           813           -
Canyon Capital Arbitrage Master
Hedge Fund, Ltd..................    $3,000,000     $3,000,000        -           24,896        24,896           -
Canyon Value Realization Fund
(Cayman), Ltd...................    $12,750,000    $12,750,000        -          105,810       105,810           -
CFFX, LLC........................   $10,000,000    $10,000,000        -           82,988        82,988           -
Cheyne Capital Management
 Limited.........................   $10,000,000    $10,000,000        -           82,988        82,988           -
CIBC World Markets...............   $11,000,000    $11,000,000        -           91,287        91,287           -
Credit Suisse First Boston
Corporation......................    $2,000,000     $2,000,000        -           16,598        16,598           -
D.E. Shaw Investments, L.P.......    $5,000,000     $5,000,000        -           41,494        41,494           -
D.E. Shaw Valence, L.P...........   $20,000,000    $20,000,000        -          165,976       165,976           -
Deephaven Domestic Convertible
Trading Ltd......................   $59,570,000    $59,570,000        -          494,360       494,360           -
Deutsche Banc Alex Brown Inc.....   $55,000,000    $55,000,000        -          456,434       456,434           -
Double Black Diamond Offshore
LDC..............................    $4,722,000     $4,722,000        -           39,187        39,187           -
Engineers Joint Pension Fund.....      $895,000       $895,000        -            7,427         7,427           -
Enterprise Convertible
Securities Fund..................      $259,000       $259,000        -            2,149         2,149           -
First Union Securities,
Inc./Bank Trading................   $41,185,000    $41,185,000        -          341,786       341,786           -
Forest Fulcrum Fund L.P..........    $1,120,000     $1,120,000        -            9,295         9,295           -
Forest Global Convertible Fund
A.S..............................    $6,205,000     $6,205,000        -           51,494        51,494           -
Gaia Offshore Master Fund Ltd....   $20,000,000    $20,000,000        -          165,976       165,976           -
Goldman Sachs and Company........    $5,250,000     $5,250,000        -           43,569        43,569           -
Gulf Investment Corporation......      $550,000       $550,000        -            4,564         4,564           -
HBK Master Fund L.P..............   $34,500,000    $34,500,000        -          286,309       286,309           -
Innovest Finanzdienstleistungs...    $1,172,000     $1,172,000        -            9,726         9,726           -
JMG Capital Partners L.P.........   $11,250,000    $11,250,000        -           93,362        93,362           -
JMG Triton Offshore Fund Ltd.....   $12,750,000    $12,750,000        -          105,810       105,810           -
KBC Financial Products (Cayman
Islands) Limited.................   $20,000,000    $20,000,000        -          165,976       165,976           -
KBC Financial Products USA Inc...   $10,000,000    $10,000,000        -           82,988        82,988           -
Knight Securities L.P............    $6,000,000     $6,000,000        -           49,793        49,793           -
LDG Limited......................      $500,000       $500,000        -            4,149         4,149           -
Lumbermens.......................      $927,000       $927,000        -            7,693         7,693           -

                                                                  PRINCIPAL
                                                                    AMOUNT
                                     PRINCIPAL                   AT MATURITY     NUMBER OF                   NUMBER OF
                                      AMOUNT        PRINCIPAL    OF LYONS TO      SHARES       NUMBER OF       SHARES
                                  AT MATURITY OF      AMOUNT       BE OWNED      OF COMMON       SHARES      OF COMMON
                                       LYONS       AT MATURITY      AFTER          STOCK       OF COMMON    STOCK TO BE
                                   BENEFICIALLY      OF LYONS     COMPLETION   BENEFICIALLY   STOCK BEING   OWNED AFTER
                                  OWNED PRIOR TO  BEING OFFERED     OF THE    OWNED PRIOR TO    OFFERED    COMPLETION OF
NAME                               THE OFFERING       HEREBY       OFFERING   THE OFFERING(1)    HEREBY     THE OFFERING
--------------------------------------------------------------------------------------------------------------------------
Mainstay Convertible Fund........      $920,000       $920,000        -            7,635          7,635           -
Mainstay VP Convertible
Portfolio........................      $760,000       $760,000        -            6,307          6,307           -
McMahan Securities Co. L.P.......    $2,550,000     $2,550,000        -           21,162         21,162           -
Merrill Lynch Quantitative
Advisors Convertible Securities
Arbitrage LTD....................   $36,500,000    $36,500,000        -          302,906        302,906           -
Morgan Stanley & Co..............   $20,050,000    $20,050,000        -          166,391        166,391           -
Motion Picture Industry..........    $1,045,000     $1,045,000        -            8,672          8,672           -
New York Life Separate
Account #7.......................      $130,000       $130,000        -            1,079          1,079           -
Nicholas Applegate Convertible
Fund.............................    $2,746,000     $2,746,000        -           22,789         22,789           -
Nomura Securities................   $10,250,000    $10,250,000        -           89,531         85,063         4,468
Pacific Life Insurance Company...    $1,000,000     $1,000,000        -            8,299          8,299           -
Paloma Securities L.L.C..........   $15,000,000    $15,000,000        -          140,182        124,482        15,700
Physicians Life..................      $707,000       $707,000        -            5,867          5,867           -
R2 Investments, LDC..............   $31,500,000    $31,500,000        -          261,412        261,412           -
RCG Latitude Master Fund.........    $1,000,000     $1,000,000        -            8,299          8,299           -
Royal Bank of Canada(2)..........   $11,000,000    $11,000,000        -           96,987         91,287         5,700
San Diego City Retirement........    $1,715,000     $1,715,000        -           14,232         14,232           -
San Diego County Convertible.....    $3,484,000     $3,484,000        -           28,913         28,913           -
Screen Actors Guild..............      $960,000       $960,000        -            7,967          7,967           -
SG Cowen Securities Corporation..   $35,000,000    $35,000,000        -          290,458        290,458           -
Susquehanna Capital Group........    $5,900,000     $5,900,000        -           48,963         48,963           -
Sylvan IMA Ltd...................      $590,000       $590,000        -            4,896          4,896           -
TD Securities (USA), Inc.(3).....   $44,500,000    $44,500,000        -          369,297        369,297           -
TQA Master Fund, Ltd.............    $8,000,000     $8,000,000        -           66,390         66,390           -
TQA Master Plus Fund, Ltd........    $7,500,000     $7,500,000        -           62,241         62,241           -
UBK AM Arbitrage Fund............      $500,000       $500,000        -            4,149          4,149           -
UBK AM Global High Yield Fund,
Ltd..............................      $500,000       $500,000        -            4,149          4,149           -
UBS AG London Branch.............   $92,500,000    $92,500,000        -          767,639        767,639           -
UBS O'Connor LLC F/B/O UBS
Global Equity Arbitrage Master
Ltd..............................   $35,000,000    $35,000,000        -          290,458        290,458           -
UBS Warburg LLC..................    $8,600,000     $8,600,000        -           71,370         71,370           -
Value Realization Fund, LP.......    $6,750,000     $6,750,000        -           56,017         56,017           -
Wake Forest University...........    $1,389,000     $1,389,000        -           11,527         11,527           -
White River Securities L.L.C.....    $7,000,000     $7,000,000        -           58,092         58,092           -
Worldwide Transactions Ltd.......      $259,000       $259,000        -            2,149          2,149           -
Writers Guild....................      $560,000       $560,000        -            4,647          4,647           -
Wyoming State Treasurer..........    $1,943,000     $1,943,000        -           16,125         16,125           -
Zola Partners L.P................      $900,000       $900,000        -            7,469          7,469           -

--------------------------------
(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's LYONs, assume conversion of all of the holders' LYONs at a conversion price of 8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs - Conversion Rights" in our prospectus dated July 12, 2001. As a result, the number of shares of our common stock issuable upon conversion of the LYONs and, therefore, attributable to holders of LYONs, may increase or decrease in the future

(2) John Sinders, Jr., a Shaw director, is employed by a wholly owned subsidiary of the Royal Bank of Canada.

(3) TD Securities has an ongoing lending relationship with Shaw Communications, Inc.